Press Release
Exhibit 99.1
Company Contact:
Patrick S. Barrett
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7507
Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS
    RED BANK, NEW JERSEY, April 20, 2023 - OceanFirst Financial Corp. (NASDAQ:OCFC) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $26.9 million, or $0.46 per diluted share, for the quarter ended March 31, 2023, as compared to $24.8 million, or $0.42 per diluted share, for the corresponding prior year period, and $52.3 million, or $0.89 per diluted share, for the prior linked quarter. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,
Performance Ratios (Annualized):	March 31,	December 31,	March 31,
	2023	2022	2022
Return on average assets	0.82%	1.62%	0.84%
Return on average stockholders’ equity	6.77	13.25	6.57
Return on average tangible stockholders’ equity (a)	10.00	19.85	9.94
Return on average tangible common equity (a)	10.53	20.97	10.52
Efficiency ratio	60.78	44.56	61.77
Net interest margin	3.34	3.64	3.18
(a) Return on average tangible stockholders’ equity and return on average tangible common equity (“ROTCE”), which are non-GAAP (“generally accepted accounting principles”) financial measures, exclude the impact of intangible assets and goodwill from both assets and stockholders’ equity. ROTCE also excludes preferred stock from stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Core earnings1 for the quarter ended March 31, 2023 was $32.7 million, or $0.55 per diluted share, an increase from $28.8 million, or $0.49 per diluted share, for the corresponding prior year period, and a decrease of $6.9 million from $39.5 million, or $0.67 per diluted share, for the prior linked quarter.
Core earnings PTPP1 for the quarter ended March 31, 2023 was $46.1 million, or $0.78 per diluted share, as compared to $39.7 million, or $0.67 per diluted share, for the corresponding prior year period, and $56.5 million, or $0.96 per diluted share, for the prior linked quarter. Selected performance metrics are as follows:

	For the Three Months Ended,
	March 31,	December 31,	March 31,
Core Ratios[1] (Annualized):	2023	2022	2022
Return on average assets	1.00%	1.22%	0.98%
Return on average tangible stockholders’ equity	12.15	15.01	11.55
Return on average tangible common equity	12.80	15.86	12.23
Efficiency ratio	56.49	50.78	57.51
Core diluted earnings per share	$0.55	$0.67	$0.49
Core PTPP diluted earnings per share	0.78	0.96	0.67

Key developments for the recent quarter are described below:
•Robust Liquidity Position: The Company enhanced on-balance sheet liquidity by increasing cash and due from banks by $328.2 million with a corresponding increase in deposits of $317.9 million. Excluding a $364.2 million increase in brokered time deposits, deposits decreased less than 1%, reflecting stability in the deposit base. At March 31, 2023, the Company’s loans-to-deposit ratio was 100.5% and the Company had total available liquidity and funding capacity across multiple liquidity sources of $3.6 billion.
1 Core earnings and core earnings before income taxes and provision for credit losses (“PTPP or Pre-Tax-Pre-Provision”), and ratios derived therefrom, are non-GAAP financial measures. For the periods presented, core earnings exclude merger related expenses, net branch consolidation (benefit) expense, net loss (gain) on equity investments, net loss on sale of investments, and the income tax effect of these items, (collectively referred to as “non-core” operations). PTPP excludes the aforementioned pre-tax “non-core” items along with income tax expense (benefit) and provision for credit losses (benefit). Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

•Strong Balance Sheet Quality: Stockholders’ equity increased to $1.61 billion at March 31, 2023, or 11.88% of total assets, and tangible common equity to tangible assets was 7.95%2, which were adversely impacted this quarter by the increase in on-balance sheet liquidity. Additionally, the fair values of our total debt securities portfolio improved $23.6 million and asset quality remained strong.
•Solid Margin and Earnings: Net interest margin was 3.34%, an increase from 3.18% in the prior year and a decrease from 3.64% in the prior linked quarter. The current quarter yield on interest earning assets expanded to 4.68% and the cost of funds increased to 1.76%. Costs of funds were impacted by the tightening of liquidity across the industry and, to a lesser extent, the increase in on-balance sheet liquidity. This resulted in net interest income of $98.8 million, an increase of $14.6 million from the prior year and a decrease of $7.7 million from the record prior linked quarter. While down relative to a very strong linked quarter, the current quarter results compare favorably to the preceding three quarters of 2022.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “In the midst of recent industry events, we were pleased to see the strength of our existing deposit base and confidence from our customers in the safety and soundness of the Company. The Company’s deposits remain at stable levels and asset quality continues to be a source of strength. Further, we’ve deliberately bolstered our liquidity position and optimized our available funding capacity.” Mr. Maher added, “We are well positioned to navigate an uncertain, evolving environment and we are confident in the Company’s ability to prudently manage risk and ability to service our customers’ needs.”
2 Tangible common equity to tangible assets and tangible common equity per common share, non-GAAP financial measures, exclude the impact of intangible assets, goodwill, and preferred equity from both stockholders’ equity and total assets. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

The Company’s Board of Directors declared its 105th consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.20 per share will be paid on May 19, 2023 to common stockholders of record on May 8, 2023. The Board previously declared a quarterly cash dividend on preferred stock of $0.4375 per depositary share, representing 1/40th interest in the Series A Preferred Stock. This dividend will be paid on May 15, 2023 to preferred stockholders of record on April 28, 2023.
Results of Operations
The current quarter results were impacted by the following matters. Cost of funds were adversely impacted by the tightening of liquidity across the industry and, to a lesser extent, the Company’s decision to increase liquidity as a result of the recent industry events. Also, the Company reviewed its investment securities portfolio and made a strategic decision to sell specific positions in two financial institutions that were adversely impacted or deemed to have an elevated risk profile caused by recent industry events. This resulted in a loss of $4.0 million, net of tax, for sales of investments during the current quarter. The operating results also included strategic investments made to conduct benchmark studies and design detailed strategies to improve future profitability and operational efficiencies.
Net Interest Income and Margin
March 31, 2023 vs. March 31, 2022
Net interest income increased to $98.8 million, from $84.2 million, reflecting an increase in average interest-earning assets and net interest margin.
Net interest margin increased to 3.34%, from 3.18%. Excluding the impact of purchase accounting accretion and prepayment fees of 0.04% and 0.12% for the respective quarters, net interest margin increased to 3.30% from 3.06%. Net interest margin increased due to the net impact of the rising rate environment on both interest earning assets and liabilities and total growth.
Average interest-earning assets increased by $1.28 billion for the quarter, primarily due to loan growth. Average loans receivable, net of allowance for loan credit losses, increased by $1.13 billion, primarily concentrated in commercial loan growth.
The cost of average interest-bearing liabilities increased to 1.76%, from 0.35% for the prior year, as a result of higher costs associated with the expansion in Federal Home Loan Bank (“FHLB”) advances and interest-bearing deposits, particularly time deposits, in a rising rate environment. The total cost of deposits (including non-interest bearing deposits) increased to 0.88% from 0.16% for the prior year. While the cost of deposits have increased, deposit betas are approximately 20%3.

March 31, 2023 vs. December 31, 2022
Net interest income decreased by $7.7 million, reflecting a decrease in net interest margin to 3.34%, from 3.64% and, to a lesser extent, the number of days in each period. Excluding the impact of purchase accounting accretion and prepayment fees of 0.04% and 0.10% for the respective quarters, net interest margin decreased to 3.30%, from 3.54%. The compression in net interest margin was primarily attributable to an increase in cost of funds associated with the expansion in FHLB advances and time deposits.
Average interest-earning assets increased by $404.2 million, primarily due to loan growth and higher securities balances. The yield on average interest-earning assets increased to 4.68%, from 4.46%. The total cost of average interest-bearing liabilities increased to 1.76% from 1.09%, primarily due to higher costs associated with interest-bearing deposits and an increase in average FHLB advances. The current quarter also included a shift in deposit composition from non-interest bearing and low interest-bearing deposits to higher cost time deposits.
3 Deposit beta measures the change in the interest rates paid for interest-bearing deposit accounts versus the change in the federal funds target rate. Represents the deposit beta for total deposits (interest-bearing and non-interest bearing) for the current rate cycle (since December 31, 2021).

Provision for Credit Losses
    Provision for credit losses for the quarter ended March 31, 2023 was $3.0 million, as compared to $1.9 million for the corresponding prior year period, and $3.6 million in the prior linked quarter. The provision for credit losses for the quarter was primarily influenced by further slowing of loan prepayment experience and, to a lesser extent, loan growth and modest migrations within risk rating categories.
Net loan recoveries were $47,000 for the quarter ended March 31, 2023, as compared to $92,000 for the corresponding prior year period, and $5,000 in the prior linked quarter. Refer to “Asset Quality” section for further discussion.
Non-interest Income4
March 31, 2023 vs. March 31, 2022
Other income decreased to $2.1 million, as compared to $8.9 million in the prior year. Other income was impacted by non-core operations of $7.5 million and $2.8 million, for the respective quarters, primarily related to net losses on preferred stock equity investments. The current quarter’s non-core operations included $5.3 million of losses, or $4.0 million, net of tax, related to the sale of investments.
Excluding non-core operations, other income decreased $2.1 million. This decrease was primarily due to decreases in commercial loan swap income of $2.1 million, income from bankcard services of $1.6 million primarily as a result of the Durbin amendment, which became effective for the Company on July 1, 2022, and income from bank owned life insurance of $822,000. The decrease was partly offset by $2.2 million of title-related fees and service charges related to Trident compared to no activity in the prior year.
4 On April 1, 2022, the Company completed its acquisition of a majority interest in Trident Abstract Title Agency, LLC (“Trident”) and its results of operations are included in the consolidated results for the quarter ended March 31, 2023, but are excluded from the results of operations for the period from January 1, 2022 to March 31, 2022. Refer to “Supplemental Information on Trident” for the impact of Trident on the Company’s consolidated results.

March 31, 2023 vs. December 31, 2022
Other income included non-core operations of $17.2 million related to a net gain on equity investments in the prior linked quarter, which included a $17.5 million unrealized gain on an additional investment in Auxilior Capital Partners, Inc. Excluding non-core operations, other income for the quarter decreased by $793,000. This decrease was due to fees and service charges of $617,000 primarily as a result of seasonality and market conditions impacting Trident’s performance.
Non-interest Expense4
March 31, 2023 vs. March 31, 2022
Operating expenses increased to $61.3 million, as compared to $57.5 million in the prior year. Operating expenses for the quarters were impacted by $92,000 and $2.4 million of non-core operations, respectively.
Excluding non-core operations, operating expenses increased by $6.1 million. This increase was partly due to $2.1 million of expenses related to Trident compared to no activity in the prior year. Other increases included compensation and benefits expense of $1.9 million primarily related to a mid-year 2022 inflation adjustment and annual merit-related compensation increases, and professional fees of $1.8 million primarily due to the ongoing strategies to improve profitability and operational efficiencies discussed above in “Results of Operations.” The current quarter results were impacted by a one-time recovery of $661,000 for prior year over payments in deposit insurance fund assessments, partly offset by a net increase of approximately $500,000 in deposit insurance fund assessments and OCC assessment and fees from newly enacted rates.
March 31, 2023 vs. December 31, 2022
Excluding non-core operations of $387,000 in the prior linked quarter, operating expenses for the quarter increased $1.9 million primarily due to an increase in data processing expense of $1.5 million, primarily driven by one-time recoveries recorded in the prior quarter.

Income Tax Expense
The provision for income taxes was $8.7 million for the quarter ended March 31, 2023, as compared to $8.0 million for the same prior year period, and $17.4 million for the prior linked quarter. The effective tax rate was 23.7% for the quarter ended March 31, 2023, as compared to 23.6% for the same prior year period, and 24.6% for the prior linked quarter.
Financial Condition
March 31, 2023 vs. December 31, 2022
Total assets increased by $451.3 million to $13.56 billion, from $13.10 billion, due to higher cash and due from banks and loans, partially offset by lower other assets. Cash and due from banks increased $328.2 million to $496.2 million, from $167.9 million as the Company strategically increased cash on hand. Total loans increased by $121.8 million to $10.04 billion, from $9.92 billion, due to loan originations. Total debt securities increased modestly by $18.8 million, primarily due to purchases earlier in the quarter. Other assets decreased by $22.6 million to $198.4 million, from $221.1 million, primarily due to decrease in market values associated with customer interest rate swap programs.
    Total liabilities increased by $426.4 million to $11.94 billion, from $11.52 billion, due to an increase in funding across deposits and FHLB advances. Deposits increased by $317.9 million to $9.99 billion, from $9.68 billion. Time deposits increased to $2.39 billion, or 23.9% of total deposits, from $1.54 billion, or 15.9% of total deposits, due to increases of $364.2 million in brokered time deposits and $481.0 million in retail time deposits. The increase in deposits aided in reducing the loans-to-deposit ratio to 100.5%, as compared to 102.5%. FHLB advances increased by $135.4 million to $1.35 billion from $1.21 billion to increase cash liquidity reserves.
Other liabilities decreased by $38.8 million to $307.3 million, from $346.2 million, primarily due to a decrease in the market values associated with customer interest rate swap programs and related collateral received from counterparties.

    Total stockholders’ equity increased to $1.61 billion, as compared to $1.59 billion, reflecting net income available to common stockholders of $26.9 million for the quarter and a net gain on available-for-sale debt securities, which decreased accumulated other comprehensive loss by $6.7 million to $29.3 million, from $36.0 million.
For the quarter ended March 31, 2023, the Company did not repurchase shares under its stock repurchase program. There were 2,934,438 shares available for repurchase at March 31, 2023 under the existing repurchase program. Stockholders’ equity per common share increased to $27.07, as compared to $26.81. Tangible common equity per common share2 increased to $17.42, as compared to $17.08.
Asset Quality
March 31, 2023 vs. December 31, 2022
The Company's asset quality remained strong, as evidenced by the following credit metrics. The Company’s non-performing loans decreased to $22.4 million, from $23.3 million. The allowance for loan credit losses as a percentage of total non-performing loans was 268.28%, as compared to 244.25%. The level of 30 to 89 days delinquent loans decreased to $11.2 million, from $14.1 million. The Company’s allowance for loan credit losses was 0.60% of total loans, as compared to 0.57%.
The Company’s asset quality excluding purchased with credit deterioration (“PCD”) loans from prior bank acquisitions were as follows. Non-performing loans decreased to $18.5 million, from $19.3 million. The allowance for loan credit losses as a percentage of total non-performing loans was 325.24%, as compared to 294.10%. The level of 30 to 89 days delinquent loans decreased to $9.0 million, from $10.5 million. The allowance for loan credit losses plus the unamortized credit and PCD marks amounted to $70.7 million, or 0.70% of total loans, as compared to $68.2 million, or 0.69% of total loans.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and in some instances excluding income taxes and provision for credit losses, and reporting equity and asset amounts excluding intangible assets, goodwill or preferred stock, which can vary from period to period, provides a better comparison of period-to-period operating performance. In addition, a non-GAAP table has been presented excluding the results associated with the acquisition of a majority interest in Trident for better comparison period over period. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Annual Meeting
The Annual Meeting of Stockholders will be held on Tuesday, May 23, 2023 at 8:00 a.m. Eastern Time, as previously announced. The meeting will be held virtually through a live webcast. Stockholders as of the record date of April 4, 2023 are invited to participate in the live event. Voting before the meeting is encouraged, even for stockholders planning to participate in the virtual webcast. Votes may be submitted by telephone or online according to the instructions on the proxy card or by mail. A link to the live webcast is available by visiting oceanfirst.com - Investor Relations. Access will begin at 7:45 a.m. Eastern Time to allow time for stockholders to log-in with the control number provided on the proxy card prior to the 8:00 a.m. Eastern Time scheduled start. Eligible stockholders may also vote during the live meeting online at www.virtualshareholdermeeting.com/OCFC2023 by entering the 16-digit control number included on the proxy card or notice. As a reminder, participating in the meeting is not required to vote.
Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, April 21, 2023 at 11:00 a.m. Eastern Time. The direct dial number for the call is (833) 470-1428, using the access code 948220. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (866) 813-9403, access code 264971, from one hour after the end of the call until July 20, 2023. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *
    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $13.6 billion regional bank providing financial services throughout New Jersey and in the major metropolitan markets of Philadelphia, New York, Baltimore, and Boston. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers, changes in interest rates, inflation, general economic conditions, potential recessionary conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, changes in liquidity, including the size and composition of the Company’s deposit portfolio, including the percentage of uninsured deposits in the portfolio, competition, demand for financial services in the Company’s market area, changes in consumer spending, borrowing and saving habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	March 31,	December 31,	March 31,
	2023	2022	2022
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$496,193	$167,946	$210,919
Debt securities available-for-sale, at estimated fair value	452,195	457,648	546,470
Debt securities held-to-maturity, net of allowance for securities credit losses of $1,043 at March 31, 2023, $1,128 at December 31, 2022, and $1,380 at March 31, 2022 (estimated fair value of $1,149,673 at March 31, 2023, $1,110,041 at December 31, 2022 and $1,050,892 at March 31, 2022)	1,245,424	1,221,138	1,099,514
Equity investments	101,007	102,037	93,888
Restricted equity investments, at cost	115,750	109,278	56,704
Loans receivable, net of allowance for loan credit losses of $60,195 at March 31, 2023, $56,824 at December 31, 2022 and $50,598 at March 31, 2022	9,986,949	9,868,718	9,065,679
Loans held-for-sale	1,885	690	—
Interest and dividends receivable	47,342	44,704	33,353
Other real estate owned	—	—	106
Premises and equipment, net	126,019	126,705	126,767
Bank owned life insurance	262,654	261,603	259,121
Assets held for sale	2,719	2,719	5,676
Goodwill	506,146	506,146	500,319
Core deposit intangible	12,470	13,497	17,005
Other assets	198,422	221,067	149,424
Total assets	$13,555,175	$13,103,896	$12,164,945
Liabilities and Stockholders’ Equity
Deposits	$9,993,095	$9,675,206	$10,056,233
Federal Home Loan Bank advances	1,346,566	1,211,166	75,002
Securities sold under agreements to repurchase with customers	70,938	69,097	117,782
Other borrowings	195,663	195,403	194,396
Advances by borrowers for taxes and insurance	31,198	21,405	25,398
Other liabilities	307,344	346,155	176,800
Total liabilities	11,944,804	11,518,432	10,645,611
Stockholders’ equity:
OceanFirst Financial Corp. stockholders’ equity	1,609,553	1,584,662	1,519,334
Non-controlling interest	818	802	—
Total stockholders’ equity	1,610,371	1,585,464	1,519,334
Total liabilities and stockholders’ equity	$13,555,175	$13,103,896	$12,164,945

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,
	March 31,	December 31,	March 31,
	2023	2022	2022
	|---------------------- (Unaudited) ----------------------|
Interest income:
Loans	$121,720	$117,046	$82,468
Debt securities	14,286	10,951	7,504
Equity investments and other	3,028	2,280	1,011
Total interest income	139,034	130,277	90,983
Interest expense:
Deposits	21,330	13,425	4,041
Borrowed funds	18,902	10,364	2,715
Total interest expense	40,232	23,789	6,756
Net interest income	98,802	106,488	84,227
Provision for credit losses	3,013	3,647	1,851
Net interest income after provision for credit losses	95,789	102,841	82,376
Other income:
Bankcard services revenue	1,330	1,437	2,963
Trust and asset management revenue	612	551	609
Fees and service charges	5,159	5,776	3,060
Net gain on sales of loans	20	10	177
Net (loss) gain on equity investments	(6,801)	17,187	(2,786)
Net loss from other real estate operations	—	—	(2)
Income from bank owned life insurance	1,281	1,697	2,103
Commercial loan swap income	701	519	2,781
Other	(229)	374	(53)
Total other income	2,073	27,551	8,852
Operating expenses:
Compensation and employee benefits	33,920	33,943	30,695
Occupancy	5,239	5,027	5,744
Equipment	1,205	1,131	1,370
Marketing	982	705	616
Federal deposit insurance and regulatory assessments	1,749	1,924	1,890
Data processing	6,154	4,629	5,736
Check card processing	1,281	1,243	982
Professional fees	5,098	4,697	3,322
Amortization of core deposit intangible	1,027	1,159	1,210
Branch consolidation expense, net	70	111	402
Merger related expenses	22	276	1,965
Other operating expense	4,562	4,883	3,563
Total operating expenses	61,309	59,728	57,495
Income before provision for income taxes	36,553	70,664	33,733
Provision for income taxes	8,654	17,353	7,974
Net income	27,899	53,311	25,759
Net income attributable to non-controlling interest	16	39	—
Net income attributable to OceanFirst Financial Corp.	27,883	53,272	25,759
Dividends on preferred shares	1,004	1,004	1,004
Net income available to common stockholders	$26,879	$52,268	$24,755
Basic earnings per share	$0.46	$0.89	$0.42
Diluted earnings per share	$0.46	$0.89	$0.42
Average basic shares outstanding	58,774	58,584	58,739
Average diluted shares outstanding	58,918	58,751	58,943

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		March 31,	December 31,	September 30,	June 30,	March 31,
		2023	2022	2022	2022	2022
Commercial:
Commercial real estate - investor		$5,296,661	$5,171,952	$5,007,637	$4,808,965	$4,607,880
Commercial real estate - owner-occupied		986,366	997,367	983,784	1,020,873	1,057,246
Commercial and industrial		622,201	622,372	652,620	584,464	502,739
Total commercial		6,905,228	6,791,691	6,644,041	6,414,302	6,167,865
Consumer:
Residential real estate		2,881,811	2,861,991	2,813,209	2,758,269	2,687,927
Home equity loans and lines and other consumer ("other consumer")		252,773	264,372	261,510	252,314	253,184
Total consumer		3,134,584	3,126,363	3,074,719	3,010,583	2,941,111
Total loans		10,039,812	9,918,054	9,718,760	9,424,885	9,108,976
Deferred origination costs (fees), net		7,332	7,488	7,249	7,864	7,301
Allowance for loan credit losses		(60,195)	(56,824)	(53,521)	(52,061)	(50,598)
Loans receivable, net		$9,986,949	$9,868,718	$9,672,488	$9,380,688	$9,065,679
Mortgage loans serviced for others		$50,421	$51,736	$53,869	$56,045	$58,089
	At March 31, 2023 Average Yield
Loan pipeline (1):
Commercial	7.26%	$236,550	$114,232	$339,487	$273,843	$385,986
Residential real estate	6.54	61,258	36,958	80,591	104,920	116,554
Other consumer	6.94	20,589	14,890	19,395	6,278	12,814
Total	7.10%	$318,397	$166,080	$439,473	$385,041	$515,354

	For the Three Months Ended
	March 31,		December 31,		September 30,		June 30,	March 31,
	2023		2022		2022		2022	2022
	Average Yield
Loan originations:
Commercial	6.58%	$200,504	$539,949		$356,726		$645,863	$816,517
Residential real estate	6.05	65,580	101,530	(2)	129,808		173,365	192,721	(2)
Other consumer	7.18	15,927	42,624		57,254		16,253	12,718
Total	6.49%	$282,011	$684,103		$543,788		$835,481	$1,021,956
Loans sold		$3,861	$2,340		$9,425	(3)	$—	$703	(4)
(1)Loan pipeline includes loans approved but not funded.
(2)Excludes residential real estate loan pool purchases of $9.9 million and $161.7 million for the three months ended December 31, 2022 and March 31, 2022, respectively.
(3)Excludes the sale of a small business administration loan of $1.2 million for the three months ended September 30, 2022.
(4)Excludes the sale of higher risk commercial loans of $12.0 million for the three months ended March 31, 2022.

DEPOSITS	At
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Type of Account
Non-interest-bearing	$1,984,197	$2,101,308	$2,325,547	$2,312,126	$2,444,833
Interest-bearing checking	3,697,223	3,829,683	3,909,864	3,696,067	4,287,745
Money market	615,993	714,386	749,229	716,782	811,588
Savings	1,308,715	1,487,809	1,570,472	1,606,534	1,624,751
Time deposits	2,386,967	1,542,020	1,404,357	1,499,975	887,316
Total deposits	$9,993,095	$9,675,206	$9,959,469	$9,831,484	$10,056,233

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Non-performing loans:
Commercial real estate - investor	$13,643	$10,483	$9,866	$2,609	$3,575
Commercial real estate - owner-occupied	251	4,025	1,976	8,233	9,632
Commercial and industrial	162	331	321	364	2,830
Residential real estate	5,650	5,969	5,958	5,846	7,047
Other consumer	2,731	2,457	3,377	3,701	3,841
Total non-performing loans	22,437	23,265	21,498	20,753	26,925
Other real estate owned	—	—	—	—	106
Total non-performing assets	$22,437	$23,265	$21,498	$20,753	$27,031
Delinquent loans 30 to 89 days	$11,232	$14,148	$11,846	$9,558	$18,691
Modifications to borrowers experiencing financial difficulty (1)
Non-performing (included in total non-performing loans above)	$6,556	$6,361	$10,047	$10,493	$11,914
Performing	7,619	7,530	6,065	6,946	7,716
Total modifications to borrowers experiencing financial difficulty (1)	$14,175	$13,891	$16,112	$17,439	$19,630
Allowance for loan credit losses	$60,195	$56,824	$53,521	$52,061	$50,598
Allowance for loan credit losses as a percent of total loans receivable (2)	0.60%	0.57%	0.55%	0.55%	0.56%
Allowance for loan credit losses as a percent of total non-performing loans (2)	268.28	244.25	248.96	250.86	187.92
Non-performing loans as a percent of total loans receivable	0.22	0.23	0.22	0.22	0.30
Non-performing assets as a percent of total assets	0.17	0.18	0.17	0.17	0.22
Supplemental PCD and non-performing loans
PCD loans, net of allowance for loan credit losses	$20,513	$27,129	$29,249	$35,227	$37,032
Non-performing PCD loans	3,929	3,944	3,043	3,529	3,745
Delinquent PCD and non-performing loans 30 to 89 days	2,248	3,657	1,434	1,381	2,749
PCD modifications to borrowers experiencing financial difficulty (1)	758	765	715	997	1,033
Asset quality, excluding PCD loans (3)
Non-performing loans	18,508	19,321	18,455	17,224	23,180
Non-performing assets	18,508	19,321	18,455	17,224	23,286
Delinquent loans 30 to 89 days (excludes non-performing loans)	8,984	10,491	10,412	8,177	15,942
Modifications to borrowers experiencing financial difficulty(1)	13,417	13,126	15,397	16,442	18,597
Allowance for loan credit losses as a percent of total non-performing loans (2)	325.24%	294.10%	290.01%	302.26%	218.28%
Non-performing loans as a percent of total loans receivable	0.18	0.19	0.19	0.18	0.25
Non-performing assets as a percent of total assets	0.14	0.15	0.15	0.14	0.19
(1)As of March 31, 2023 balance includes both modifications to borrowers experiencing financial difficulty, in accordance with ASU 2022-02 adopted on January 1, 2023, and previously existing troubled debt restructurings. For periods in 2022, the balances only include troubled debt restructurings.
(2)Loans acquired from prior bank acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $10.5 million, $11.4 million, $13.6 million, $15.5 million and $16.9 million at March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022, respectively.
(3)All balances and ratios exclude PCD loans.

(continued)

NET LOAN RECOVERIES (CHARGE-OFFS)	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Net loan recoveries (charge-offs):
Loan charge-offs	$(10)	$(138)	$(5)	$(287)	$(143)
Recoveries on loans	57	143	257	278	235
Net loan recoveries (charge-offs)	$47	$5	$252	$(9)	$92
Net loan recoveries (charge-offs) to average total loans (annualized)	NM*	NM*	NM*	—%	NM*
Net loan recoveries (charge-offs) detail:
Commercial	$—	$(46)	$117	$154	$25
Residential real estate	8	9	44	(47)	94
Other consumer	39	42	91	(116)	(27)
Net loan recoveries (charge-offs)	$47	$5	$252	$(9)	$92
* Not meaningful as amounts are net loan recoveries.

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	March 31,			December 31,			March 31,
	2023			2022			2022
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$129,740	$938	2.93%	$70,023	$634	3.59%	$88,826	$37	0.17%
Securities (2)	1,955,399	16,376	3.40	1,764,764	12,597	2.83	1,846,452	8,478	1.86
Loans receivable, net (3)
Commercial	6,840,006	92,780	5.50	6,715,896	88,991	5.26	6,037,639	58,355	3.92
Residential real estate	2,872,049	25,161	3.50	2,841,073	24,532	3.45	2,542,655	21,339	3.36
Other consumer	263,404	3,779	5.82	262,911	3,523	5.32	257,024	2,774	4.38
Allowance for loan credit losses, net of deferred loan costs and fees	(50,554)	—	—	(48,776)	—	—	(40,457)	—	—
Loans receivable, net	9,924,905	121,720	4.96	9,771,104	117,046	4.76	8,796,861	82,468	3.79
Total interest-earning assets	12,010,044	139,034	4.68	11,605,891	130,277	4.46	10,732,139	90,983	3.43
Non-interest-earning assets	1,234,549			1,228,520			1,215,071
Total assets	$13,244,593			$12,834,411			$11,947,210
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,863,338	6,269	0.66%	$3,989,403	4,911	0.49%	$4,377,368	2,149	0.20%
Money market	705,631	1,759	1.01	738,637	917	0.49	788,063	318	0.16
Savings	1,369,118	334	0.10	1,539,175	285	0.07	1,609,415	125	0.03
Time deposits	1,826,662	12,968	2.88	1,486,410	7,312	1.95	767,709	1,449	0.77
Total	7,764,749	21,330	1.11	7,753,625	13,425	0.69	7,542,555	4,041	0.22
FHLB Advances	1,222,791	14,614	4.85	632,207	6,475	4.06	29,433	35	0.48
Securities sold under agreements to repurchase	71,898	90	0.51	88,191	41	0.18	117,623	42	0.14
Other borrowings	212,159	4,198	8.02	195,167	3,848	7.82	228,522	2,638	4.68
Total borrowings	1,506,848	18,902	5.09	915,565	10,364	4.49	375,578	2,715	2.93
Total interest-bearing liabilities	9,271,597	40,232	1.76	8,669,190	23,789	1.09	7,918,133	6,756	0.35
Non-interest-bearing deposits	2,028,507			2,221,884			2,401,797
Non-interest-bearing liabilities	334,812			378,481			99,441
Total liabilities	11,634,916			11,269,555			10,419,371
Stockholders’ equity	1,609,677			1,564,856			1,527,839
Total liabilities and equity	$13,244,593			$12,834,411			$11,947,210
Net interest income		$98,802			$106,488			$84,227
Net interest rate spread (4)			2.92%			3.37%			3.08%
Net interest margin (5)			3.34%			3.64%			3.18%
Total cost of deposits (including non-interest-bearing deposits)			0.88%			0.53%			0.16%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held for sale and non-performing loans.
(4)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Selected Financial Condition Data:
Total assets	$13,555,175	$13,103,896	$12,683,453	$12,438,653	$12,164,945
Debt securities available-for-sale, at estimated fair value	452,195	457,648	470,300	507,276	546,470
Debt securities held-to-maturity, net of allowance for securities credit losses	1,245,424	1,221,138	1,027,712	1,068,034	1,099,514
Equity investments	101,007	102,037	81,722	75,269	93,888
Restricted equity investments, at cost	115,750	109,278	77,556	76,047	56,704
Loans receivable, net of allowance for loan credit losses	9,986,949	9,868,718	9,672,488	9,380,688	9,065,679
Deposits	9,993,095	9,675,206	9,959,469	9,831,484	10,056,233
Federal Home Loan Bank advances	1,346,566	1,211,166	514,200	488,750	75,002
Securities sold under agreements to repurchase and other borrowings	266,601	264,500	291,203	300,149	312,178
Total stockholders’ equity	1,610,371	1,585,464	1,540,216	1,521,432	1,519,334

	For the Three Months Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Selected Operating Data:
Interest income	$139,034	$130,277	$110,499	$99,416	$90,983
Interest expense	40,232	23,789	14,534	8,619	6,756
Net interest income	98,802	106,488	95,965	90,797	84,227
Provision for credit losses	3,013	3,647	1,016	1,254	1,851
Net interest income after provision for credit losses	95,789	102,841	94,949	89,543	82,376
Other income (excluding activity related to debt and equity investments)	9,571	10,364	11,788	15,619	11,638
Net (loss) gain on equity investments	(2,193)	17,187	3,362	(8,078)	(2,786)
Net loss on sale of investments	(5,305)	—	—	—	—
Operating expenses (excluding merger related and branch consolidation expense (benefit), net)	61,217	59,341	59,045	57,919	55,128
Branch consolidation expense (benefit), net	70	111	(346)	546	402
Merger related expenses	22	276	298	196	1,965
Income before provision for income taxes	36,553	70,664	51,102	38,423	33,733
Provision for income taxes	8,654	17,353	12,298	8,940	7,974
Net income	27,899	53,311	38,804	29,483	25,759
Net income attributable to non-controlling interest	16	39	193	522	—
Net income attributable to OceanFirst Financial Corp.	$27,883	$53,272	$38,611	$28,961	$25,759
Net income available to common stockholders	$26,879	$52,268	$37,607	$27,957	$24,755
Diluted earnings per share	$0.46	$0.89	$0.64	$0.47	$0.42
Net accretion/amortization of purchase accounting adjustments included in net interest income	$1,237	$2,278	$2,004	$2,196	$2,953

(continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Selected Financial Ratios and Other Data(1) (2):
Performance Ratios (Annualized):
Return on average assets (3)	0.82%	1.62%	1.19%	0.92%	0.84%
Return on average tangible assets (3) (4)	0.86	1.68	1.24	0.96	0.88
Return on average stockholders’ equity (3)	6.77	13.25	9.68	7.31	6.57
Return on average tangible stockholders’ equity (3) (4)	10.00	19.85	14.62	11.08	9.94
Return on average tangible common equity (3) (4)	10.53	20.97	15.47	11.72	10.52
Stockholders’ equity to total assets	11.88	12.10	12.14	12.23	12.49
Tangible stockholders’ equity to tangible assets (4)	8.37	8.47	8.38	8.39	8.60
Tangible common equity to tangible assets (4)	7.95	8.03	7.92	7.92	8.13
Net interest rate spread	2.92	3.37	3.19	3.18	3.08
Net interest margin	3.34	3.64	3.36	3.29	3.18
Operating expenses to average assets	1.88	1.85	1.87	1.92	1.95
Efficiency ratio (5)	60.78	44.56	53.10	59.65	61.77
Loans-to-deposits	100.50	102.50	97.60	95.90	90.60

(continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$333,436	$324,066	$273,815	$279,222	$296,818
Nest Egg AUA/M	400,227	403,538	402,256	398,344	415,478
Total AUA/M	733,663	727,604	676,071	677,566	712,296
Per Share Data:
Cash dividends per common share	$0.20	$0.20	$0.20	$0.17	$0.17
Stockholders' equity per common share at end of period	27.07	26.81	26.04	25.73	25.58
Tangible common equity per common share at end of period (4)	17.42	17.08	16.30	15.96	15.94
Common shares outstanding at end of period	59,486,086	59,144,128	59,138,507	59,130,236	59,388,983
Preferred shares outstanding at end of period	57,370	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	38	38	38	38	38
Quarterly Average Balances
Total securities	$1,955,399	$1,764,764	$1,748,687	$1,811,869	$1,846,452
Loans receivable, net	9,924,905	9,771,104	9,512,447	9,204,583	8,796,861
Total interest-earning assets	12,010,044	11,605,891	11,326,782	11,083,892	10,732,139
Total goodwill and core deposit intangible	519,282	520,400	521,566	522,666	518,106
Total assets	13,244,593	12,834,411	12,517,955	12,251,985	11,947,210
Time deposits	1,826,662	1,486,410	1,467,297	937,387	767,709
Total deposits (including non-interest-bearing deposits)	9,793,256	9,975,509	10,066,342	9,665,200	9,944,352
Total borrowings	1,506,848	915,565	643,294	837,164	375,578
Total interest-bearing liabilities	9,271,597	8,669,190	8,380,936	8,174,240	7,918,133
Non-interest bearing deposits	2,028,507	2,221,884	2,328,700	2,328,124	2,401,797
Stockholders' equity	1,609,677	1,564,856	1,541,755	1,534,721	1,527,839
Tangible stockholders’ equity (4)	1,090,395	1,044,456	1,020,189	1,012,055	1,009,733

Quarterly Yields and Costs
Total securities	3.40%	2.83%	2.27%	1.90%	1.86%
Loans receivable, net	4.96	4.76	4.18	3.95	3.79
Total interest-earning assets	4.68	4.46	3.88	3.60	3.43
Time deposits	2.88	1.95	1.53	0.97	0.77
Total cost of deposits (including non-interest-bearing deposits)	0.88	0.53	0.36	0.18	0.16
Total borrowed funds	5.09	4.49	3.27	2.06	2.93
Total interest-bearing liabilities	1.76	1.09	0.69	0.42	0.35
Net interest spread	2.92	3.37	3.19	3.18	3.08
Net interest margin	3.34	3.64	3.36	3.29	3.18
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Ratios for each period are based on net income available to common stockholders.
(4)    Tangible stockholders’ equity and tangible assets exclude intangible assets related to goodwill and core deposit intangible. Tangible common equity excludes goodwill, core deposit intangible and preferred equity. Refer to “Non-GAAP Reconciliation.”
(5)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Core Earnings:
Net income available to common stockholders (GAAP)	$26,879	$52,268	$37,607	$27,957	$24,755
Add (less) non-recurring and non-core items:
Merger related expenses	22	276	298	196	1,965
Branch consolidation expense (benefit), net	70	111	(346)	546	402
Net loss (gain) on equity investments(1)	2,193	(17,187)	(3,362)	8,078	2,786
Net loss on sale of investments(1)	5,305	—	—	—	—
Income tax (benefit) expense on items	(1,797)	4,060	824	(2,132)	(1,141)
Core earnings (Non-GAAP)	$32,672	$39,528	$35,021	$34,645	$28,767
Income tax expense	$8,654	$17,353	$12,298	$8,940	$7,974
Provision for credit losses	3,013	3,647	1,016	1,254	1,851
Less: income tax (benefit) expense on non-core items	(1,797)	4,060	824	(2,132)	(1,141)
Core earnings PTPP (Non-GAAP)	$46,136	$56,468	$47,511	$46,971	$39,733
Core earnings diluted earnings per share	$0.55	$0.67	$0.60	$0.59	$0.49
Core earnings PTPP diluted earnings per share	$0.78	$0.96	$0.81	$0.80	$0.67

Core Ratios (Annualized):
Return on average assets	1.00%	1.22%	1.11%	1.13%	0.98%
Return on average tangible stockholders’ equity	12.15	15.01	13.62	13.73	11.55
Return on average tangible common equity	12.80	15.86	14.40	14.53	12.23
Efficiency ratio	56.49	50.78	54.80	54.43	57.51
(1) The sale of specific positions in two financial institutions impacted both equity investments and debt securities. On the Consolidated Statements of Income, the losses on sale of equity investments and debt securities are reported within net gain (loss) on equity investments ($4.6 million) and other ($697,000), respectively.

(continued)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Tangible Equity:
Total stockholders' equity	$1,610,371	$1,585,464	$1,540,216	$1,521,432	$1,519,334
Less:
Goodwill	506,146	506,146	506,146	506,146	500,319
Core deposit intangible	12,470	13,497	14,656	15,827	17,005
Tangible stockholders' equity	1,091,755	1,065,821	1,019,414	999,459	1,002,010
Less:
Preferred stock	55,527	55,527	55,527	55,527	55,527
Tangible common equity	$1,036,228	$1,010,294	$963,887	$943,932	$946,483

Tangible Assets:
Total assets	$13,555,175	$13,103,896	$12,683,453	$12,438,653	$12,164,945
Less:
Goodwill	506,146	506,146	506,146	506,146	500,319
Core deposit intangible	12,470	13,497	14,656	15,827	17,005
Tangible assets	$13,036,559	$12,584,253	$12,162,651	$11,916,680	$11,647,621

Tangible stockholders' equity to tangible assets	8.37%	8.47%	8.38%	8.39%	8.60%
Tangible common equity to tangible assets	7.95%	8.03%	7.92%	7.92%	8.13%

(continued)
SUPPLEMENTAL INFORMATION ON TRIDENT

	For the Three Months Ended,
	March 31, 2023	December 31, 2022
GAAP Measures:
Net interest income	$98,802	$106,488
Other income	2,073	27,551
Total income	100,875	134,039
Less: income attributable to Trident (1)	2,168	2,617
Total income, excluding Trident	98,707	131,422

Total operating expense	61,309	59,728
Less: expense attributable to Trident (2)	2,128	2,519
Total operating expense, excluding Trident	59,181	57,209

Efficiency ratio	60.78%	44.56%
Efficiency ratio, excluding Trident	59.96	43.53

Core Measures (non-GAAP):
Net interest income	$98,802	$106,488
Core other income	9,571	10,364
Total income	108,373	116,852
Less: income attributable to Trident (1)	2,168	2,617
Total core income, excluding Trident	106,205	114,235

Core operating expense	61,217	59,341
Less: expense attributable to Trident (2)	2,128	2,519
Total core operating expense, excluding Trident	59,089	56,822

Core efficiency ratio	56.49%	50.78%
Core efficiency ratio, excluding Trident	55.64	49.74
(1)    Trident title-related activity is primarily included in fees and service charges in the Consolidated Statements of Income.
(2)    Trident operating expenses are primarily included in compensation and employee benefits and other operating expenses in the Consolidated Statements of Income.